   As Filed with the Securities and Exchange Commission on November 16, 2000
                                                    Registration No.  333-
                                                    Registration No.  333-___-01
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            _______________________

                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                           _______________________

                           DEVON ENERGY CORPORATION
                           DEVON FINANCING TRUST II
 (Exact name of each registrant as specified in its charter or certificate of trust)

                        DELAWARE                                                   73-1567067
                        DELAWARE                                                   73-6324936
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)

                        20 North Broadway, Suite 1500
                      Oklahoma City, Oklahoma 73102-8260
                                (405) 235-3611
             (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)

             J. Larry Nichols                                              Copy To:
Chairman of the Board, President and Chief                            W. Chris Coleman
            Executive Officer                              McAfee & Taft A Professional Corporation
        Devon Energy Corporation                             Two Leadership Square, 10th Floor
       20 North Broadway, Suite 1500                                211 North Robinson
    Oklahoma City, Oklahoma 73102-8260                      Oklahoma City, Oklahoma 73102-7103
             (405) 235-3611                                          (405) 235-9621
 (Name, address, including zip code, and telephone
 number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
Title of each class of                          Amounts to be    Proposed maximum       Proposed maximum aggregate    Amount of
securities to be registered                      registered  offering price per unit (1)   offering price (2)      registration fee
------------------------------------------------------------------------------------------------------------------------------------
Devon Energy Corporation:                            (3)               (3)                       (3)                     (3)
  Common stock, par value $0.10 per share (4)
  Preferred stock, par value $1.00 per share (5)
  Debt securities (6)
  Stock Purchase Contracts and Stock
       Purchase Units (7)
  Guarantees of trust preferred securities of
       Devon Financing Trust II (8)
Devon Financing Trust II:
     Trust preferred securities (9)
------------------------------------------------------------------------------------------------------------------------------------
Total                                          $447,261,200 (10)         100%            $447,261,200 (10)            $118,077
------------------------------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)  Not specified pursuant to General Instruction II.D. of Form S-3.

(4) Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of common stock as may be sold or exchanged, from time to time, by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion or redemption of preferred stock, debt securities or trust preferred securities registered hereunder. Includes the stock purchase rights associated with the common stock.

(5) Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold or exchanged, from time to time, by the registrant.

(6) Subject to note (10) below, there is being registered hereunder an indeterminate principal amount of debt securities as may be sold from time to time by the registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $ 447,261,200 less the dollar amount of any securities previously issued hereunder. Debt securities may be issued and sold directly to investors or to Devon Financing Trust II in connection with the issuance of trust preferred securities by Devon Financing Trust II, in which event such debt securities may later be distributed to the holders of trust preferred securities upon a dissolution and liquidation of Devon Financing Trust II. No separate consideration will be received for the debt securities of the registrant distributed upon any liquidation of Devon Financing Trust II.

(7) Subject to note (10) below, there is being registered hereunder an indeterminate amount and number of stock purchase contracts, representing rights to purchase common stock or preferred stock, as may be sold, from time to time, by the registrant.

(8) Subject to note (10) below, there is being registered hereunder all other obligations that the registrant may have with respect to trust preferred securities issued by Devon Financing Trust II. No separate consideration will be received for the registrant's guarantee or any other obligations.

(9) Subject to note (10) below, there is being registered hereunder an indeterminate number of trust preferred securities as may be sold, from time to time, by the registrant.

(10) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $447,261,200. The aggregate amount of equity securities registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

================================================================================

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     The information in this prospectus is not complete and may be changed. Devon Energy Corporation and Devon Financing Trust II may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, Dated November 16, 2000

PROSPECTUS


                                 $ 447,261,200

                                    [LOGO]
                               ENERGY CORPORATION

                        COMMON STOCK, PREFERRED STOCK,
                  DEBT SECURITIES, STOCK PURCHASE AGREEMENTS
                           AND STOCK PURCHASE UNITS

                                    [LOGO]
                              FINANCING TRUST II

                          TRUST PREFERRED SECURITIES
                    GUARANTEED BY DEVON ENERGY CORPORATION

     By this prospectus, Devon Energy Corporation may offer up to $ 447,261,200 of common stock, preferred stock, debt securities, stock purchase agreements and stock purchase units and Devon Financing Trust II may, from time to time, offer its trust preferred securities guaranteed by Devon Energy Corporation. We will provide more specific information regarding these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before investing. In particular, you should read the risk factors beginning on page 4.

     We and Devon Financing Trust II may sell these securities to or through underwriters, to other purchasers and/or through agents. The supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ____________________

________________, 2000

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
ABOUT THIS PROSPECTUS..................................................................    i
SUMMARY................................................................................    1
RISK FACTORS...........................................................................    4
USE OF PROCEEDS........................................................................    5
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS...............................................    6
DESCRIPTION OF CAPITAL STOCK...........................................................    6
DESCRIPTION OF UNDESIGNATED PREFERRED STOCK............................................    9
DESCRIPTION OF DEBT SECURITIES.........................................................   10
DESCRIPTION OF TRUST PREFERRED SECURITIES..............................................   21
DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES...................................   28
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS......................................   30
BOOK-ENTRY SECURITIES..................................................................   31
PLAN OF DISTRIBUTION...................................................................   33
INDEMNIFICATION OF DIRECTORS AND OFFICERS..............................................   34
LEGAL MATTERS..........................................................................   35
EXPERTS................................................................................   35
WHERE YOU CAN FIND MORE INFORMATION....................................................   36
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.............................   37

                             ABOUT THIS PROSPECTUS

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

     This prospectus is part of a registration statement we and Devon Financing Trust II filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we and Devon Financing Trust II may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $ 447,261,200.

     This prospectus provides you with a general description of the securities we may offer. Each time we or Devon Financing Trust II sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

     In this prospectus, the terms "Devon," "we," "us" and "our" generally mean Devon Energy Corporation, a Delaware corporation, and its consolidated subsidiaries.

     Unless otherwise indicated, all dollar amounts in this prospectus are expressed in U.S. dollars.

                                    SUMMARY

     You should read the following summary together with the more detailed information contained in this prospectus and the other information incorporated by reference into this prospectus.

                                     Devon

Overview

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. On December 31, 1999, prior to our merger with Santa Fe Snyder Corporation, we owned proved oil and gas reserves of 669.8 million barrels of oil equivalent. Approximately 47% of these reserves were natural gas and 53% were oil and natural gas liquids.

Our Merger with Santa Fe Snyder

     On August 29, 2000, Devon completed a merger with Santa Fe Snyder Corporation. Devon after the merger, which we sometimes refer to as "the combined company," ranks among the five largest U.S. based independent oil and gas companies in terms of oil and gas reserves, oil and gas production, equity market capitalization and enterprise value. At the end of 1999, Devon and Santa Fe Snyder combined had aggregate proved reserves of approximately 1.1 billion barrels of oil equivalent. Approximately 47% of these reserves were natural gas and 53% oil and natural gas liquids. The combined company's North American proved reserves, including the United States and Canada, totaled 800 million barrels of oil equivalent, weighted 58% to natural gas. The combined company's North American reserves are concentrated in four operating divisions:

     . the Gulf Division, which includes oil and gas properties located primarily in onshore South Texas and South Louisiana areas and offshore in the Gulf of Mexico;

     . the Rocky Mountain Division, which includes oil and gas properties located in the Rocky Mountains area of the United States stretching from the Canadian border south into northern New Mexico;

     . the Permian/Mid-Continent Division, which includes oil and gas properties located in the United States other than those included in the Gulf Division and Rocky Mountain Division; and

     . Canada, which includes properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia.

     The combined company's proved reserves outside of North America totaled approximately 256 million barrels of oil equivalent. International activities are concentrated in three core areas:

     .    South America, which includes Argentina, Brazil and Venezuela;

     .    Southeast Asia, which includes Indonesia, China, Malaysia and
          Thailand; and

     .    Azerbaijan.

     The combined company also has activities in Congo, Cote d'Ivoire, Egypt, Gabon, Ghana and Qatar.

     In addition to proved oil and gas properties, the combined company had a substantial inventory of exploration acreage totaling approximately 32.0 million net acres, including 5.6 million net acres in North America.

                           Devon Financing Trust II

     Devon Financing Trust II is a statutory trust formed under Delaware law pursuant to its Declaration of Trust, also known as its trust agreement and its Certificate of Trust filed with the Delaware Secretary of State. We will execute an amended and restated trust agreement for Devon Financing Trust II, which will state the terms and conditions for the Devon Financing Trust II to issue and sell its trust common and trust preferred securities.

     Devon owns, directly or indirectly, all the trust common securities, which have an aggregate liquidation value equal to at least 3% of the total capital of Devon Financing Trust II. The trust preferred securities will represent the remaining percentage of Devon Financing Trust II's total capitalization. The trust common securities will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if Devon defaults on the debt securities owned by Devon Financing Trust II or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of the Trust must be paid or delivered to holders of the trust preferred securities before the holders of the trust common securities. Devon Financing Trust II may not borrow money, issue debt, exchange mortgages or pledge any of its assets. The trust preferred securities will be guaranteed by Devon as described in this prospectus and the applicable prospectus supplement.

     Devon Financing Trust II exists for the exclusive purpose of:

     . issuing the trust common and trust preferred securities representing undivided beneficial interests in the assets of the Trust;

     . investing the gross proceeds of the trust common and trust preferred securities in Devon's debt securities; and

     .  engaging only in those other activities necessary or incidental thereto.

     Unless otherwise specified in the applicable prospectus supplement, the following five trustees will conduct Devon Financing Trust II's business and affairs:

     . three of Devon's employees, officers or affiliates, as administrative trustees;

     . The Bank of New York, a New York banking corporation, as property trustee; and

     . The Bank of New York (Delaware), an affiliate of The Bank of New York, as Delaware trustee.

     The Bank of New York also serves as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act of 1939, the guaranty trustee under Devon's guarantee in favor of the holders of trust preferred securities and debt trustee under the indenture related to Devon's debt securities. The property trustee holds title to Devon's debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under the indenture as holder of Devon's debt securities. In addition, the property trustee maintains exclusive control of a segregated, non-interest bearing bank account to hold all payments made in respect of Devon's debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee makes payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust common and trust preferred securities out of funds from the bank account. Devon, as a direct or an indirect holder of all trust common securities, has a right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. Devon pays all fees and expenses related to Devon Financing Trust II and this offering of the trust common and trust preferred securities.

     The rights of the holders of Devon's trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement and the Delaware Business Trust Act. The trust agreement, the indenture and the Devon guarantee also incorporate by reference of terms of the Trust Indenture Act. The trust agreement, the indenture and Devon's guarantee will be qualified under the Trust Indenture Act.

                                 The Offering

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we and Devon Financing Trust II may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We may sell from time to time, in one or more offerings, or issue in connection with any securities exchangeable for our securities:

          .  common stock and related rights;

          .  preferred stock;

          .  debt securities; and/or

          . stock purchase agreements for the purchase of common stock or preferred stock and stock purchase units.

     Devon Financing Trust II may offer and sell, from time to time, trust preferred securities guaranteed by Devon.

     In this prospectus, we refer to the common stock and related rights, preferred stock, debt securities, trust preferred securities guaranteed by Devon and warrants collectively as "securities."

     If we issue securities at a discount from their original stated principal amount, then, for purpose of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal amount of the securities.

                                 Risk Factors

     See "Risk Factors," immediately following this summary, for a discussion of certain factors relating to us and our business. Additional risk factors relating to the investment in our or Devon Financing Trust II's securities will be included in supplements to this prospectus.

                           _________________________

     Our and Devon Financing Trust II's principal executive offices are located at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260. Our and Devon Financing Trust II's telephone number at that location is (405) 235-3611.

                                 RISK FACTORS

     You should carefully consider the following factors, in addition to the other information contained or incorporated by reference in this prospectus, before deciding to invest in our and Devon Financing Trust II's securities.

Devon has charter and other provisions that may make it difficult to cause a change of control

     Some provisions of Devon's certificate of incorporation and by-laws and of the Delaware General Corporation Law, as well as Devon's stockholder rights plan, may make it difficult for stockholders to cause a change of control of Devon and replace incumbent management. These provisions include:

          . a classified board, the members of which serve staggered three-year terms and may be removed by stockholders only for cause;

          . a prohibition on stockholders calling special meetings and acting by written consent; and

          . rights issued under its rights plan, which would "flip in" if a hostile bidder acquired 15% of Devon's common stock.

Devon's offshore operations are exposed to the additional risk of tropical weather disturbances

     Some of our production and reserves are located offshore in the Gulf of Mexico. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, Devon maintains insurance against some, but not all, of these risks. Losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that Devon will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on Devon's financial position and results of operations.

We are subject to uncertainties of foreign operations

     We have international operations in Argentina, Azerbaijan, Brazil, Canada, China, Congo, Cote d'Ivoire, Egypt, Gabon, Ghana, Indonesia, Malaysia, Qatar, Thailand and Venezuela. Local political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

          . the risk of war, general strikes, civil unrest, expropriation, forced renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

          . taxation policies, including royalty and tax increases and retroactive tax claims;

          . exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds, and other uncertainties arising out of foreign government sovereignty over international operations;

          . laws and policies of the United States affecting foreign trade, taxation and investment;

          . the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

          . difficulties in enforcing our rights against a governmental agency because of the doctrine of sovereign immunity.

We are subject to federal acreage limitations and as a result may be required to reduce our acreage in Wyoming

     Current United States law restricts the amount of federal acreage that can be controlled by individual parties within each state. This controlled acreage is considered "chargeable" to individual parties. The current federal limit within Wyoming is approximately 246,000 chargeable acres. Controlled leasehold acreage that is part of a federally authorized drilling or production unit is, however, not considered chargeable acreage for the purposes of this limitation.

     As a result of the merger with Santa Fe Snyder, the combined company will have approximately 443,000 chargeable acres within Wyoming. Assuming that no changes are made to the current law, the combined company will be required to reduce its chargeable acreage within 180 days after the merger. The combined company may petition the Bureau of Land Management for additional time to restructure its leasehold acreage. However, we cannot assure you that any extra time would be allowed. Currently there are only two ways available to reduce the combined company's chargeable acreage. One way is to sell or divest a portion of our acreage. The other way is to apply to the Bureau of Land Management to "unitize" a portion of the acreage. If approved, the acreage included in these federally authorized drilling or production units would not be counted as chargeable acreage. If we have to sell or divest to reduce our chargeable acreage in Wyoming, we will have less acreage in Wyoming on which to drill, which could have a negative impact on future production, cash flow and earnings.

Devon may incur a tax liability for a prior PennzEnergy transaction as a result of the 1999 merger of Devon with PennzEnergy.

     On August 17, 1999, we completed a merger with PennzEnergy Company. If PennzEnergy's distribution to its stockholders of the stock of Pennzoil-Quaker State Company in December 1998 were to be considered part of a plan or series of related transactions that includes the merger of Devon with PennzEnergy, Devon would recognize gain under Section 355(e) of the Internal Revenue Code. Devon believes the distribution and the merger with PennzEnergy should not be considered part of such a plan or series of related transactions because, among other things, prior to the distribution neither party contemplated a business combination with the other and until April 1999 the parties had no discussions regarding a business combination. However, any transaction within a four-year period beginning two years before the distribution is presumed to be a part of such a plan. We cannot assure you we will be able to overcome this presumption. We currently estimate Devon's potential tax liability upon such transaction at $16 million in additional tax for 1998 and the elimination of approximately $183 million in net operating loss carryovers.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things:

          .  the repayment of outstanding indebtedness;

          .  working capital;

          .  capital expenditures; and

          .  acquisitions.

     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. The Devon Financing Trust II will use all proceeds from the sale of trust common and trust preferred securities to purchase Devon debt securities.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods set forth below has been completed on a consolidated basis and should be read in conjunction with Devon's consolidated financial statements, including the notes thereto, as restated for the pooling accounting method of the Santa Fe Snyder merger, filed in a Form 8-K on November 13, 2000 for the three-year period ended December 31, 1999 and Devon's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000.

                                               Nine
                                              Months
                                               Ended
                                             September                       Year Ended December 31,
                                                            --------------------------------------------------------
                                            30, 2000        1999         1998        1997        1996        1995
                                            --------        ----         ----        ----        ----        ----
Ratio of earnings to combined fixed             5.83        N/A           N/A        N/A         3.90        1.80
 charges and preferred stock dividends....

     In the years 1999, 1998 and 1997, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $205.3 million, $362.0 million and $346.0 million, respectively.

     Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends were computed based on:

          . "earnings," which consist of earnings before income taxes, plus fixed charges;

          . "fixed charges," which consist of interest expense, including the amortization of costs relating to the indebtedness and the amortization of premiums recorded, deferred effects of changes in foreign currency exchange rate on long-term debt, distributions on preferred securities of subsidiary trust, amortization of costs relating to the offering of the preferred securities of subsidiary trust, and the estimated portion of rental expense attributable to interest; and

          . "preferred stock dividends," which consist of the amount of pre-tax earnings required to pay dividends on the outstanding preferred stock.

                         DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of:

          .  400,000,000 shares of common stock, par value $0.10 per share,

          .  4,500,000 shares of preferred stock, par value $1.00 per share, and

          .  one share of special voting stock, par value $0.10 per share.

     As of November 13, 2000, there were 128,419,959 shares of common stock and one share of special voting stock issued and outstanding. There are 1,500,000 shares of 6.49% cumulative preferred stock presently issued and outstanding.

Common Stock

     Holders of common stock will be entitled to receive dividends out of legally available funds when and if declared by the Devon board. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of shares of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. They will not be entitled to cumulative voting rights for the election of directors. Except pursuant to Devon's rights agreement, the shares of common stock have no preemptive, conversion or other rights to subscribe for or purchase any securities of Devon. Upon liquidation or dissolution of Devon, the holders of shares of common stock are entitled to share ratably in any of Devon's assets that remain after payment or provision for payment to creditors and holders of preferred stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     The preferred stock may be issued in one or more series. Our board may establish attributes of any series, including the designation and number of shares in the series, dividend rates (cumulative or noncumulative), voting rights, redemptions, conversion or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Devon without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series.

     Series A Junior Participating Preferred Stock. We have designated 1,000,000 shares of preferred stock as series A junior participating preferred stock in connection with Devon's rights agreement.

     6.49% Cumulative Preferred Stock, Series A. Devon issued 1.5 million shares of 6.49% cumulative preferred stock, series A, to holders of PennzEnergy's 6.49% cumulative preferred stock, series A. The series A preferred stock ranks senior to our common stock and our series A junior participating preferred stock as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up. The series A preferred stock is not convertible into, or exchangeable for, other securities or property.

     The series A preferred stock has a liquidation preference of $100 per share, plus accrued and unpaid dividends. Holders of the shares are entitled to receive cumulative cash dividends payable quarterly at an annual rate of $6.49 per share, when, as and if declared by the board. If, prior to 18 months after the original issuance, the percentage of the dividend received deduction changes, the amount of each dividend payable will be adjusted by multiplying the amount of the dividend payable by the factor determined by the following formula:

                                1 -.35(1 -.70)
                                -------------
                               1 - .35(1 - DRP)

     For the purposes of the formula, "DRP" means the dividends received percentage applicable to the dividend in question. If the dividend received percentage equals less than 50%, then the DRP will equal 0.50. If dividends are not paid on the series A preferred stock, cash payments on our common stock and any other capital stock of Devon that ranks junior to the series A preferred stock as to dividends are prohibited, and payments on any other capital stock of Devon that ranks equal to the series A preferred stock as to dividends are restricted.

     Generally, holders of the series A preferred stock do not have any voting rights. However, if we fail to pay the equivalent of six quarterly dividends payable on the series A preferred stock or any other stock ranking on a parity with the series A preferred stock, then we will increase the size of our board of directors by two members. The holders of the series A preferred stock, along with the holders of shares of any other series of preferred stock upon which like voting rights have been conferred, voting as a single class together, will have the right to vote for the two additional directors. This voting right continues until we have paid all past dividends on the applicable preferred stock.

     So long as any shares of any series A preferred stock remain outstanding, Devon will not, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of series A preferred stock:

     . authorize, create or issue any capital stock of Devon ranking, as to payment of dividends or distribution of assets upon our dissolution, liquidation, or winding up, prior to the series A preferred stock, or reclassify any authorized capital stock of Devon into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock; or

     . amend, alter or repeal the certificate of designations for the series A preferred stock, or the certificate of incorporation of Devon, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the series A preferred stock.

     No adverse effect shall be deemed to result if the series A preferred stock is converted or exchanged in a merger or consolidation into preferred stock of the corporation surviving the merger or consolidation or of the corporation issuing any securities into which common stock is converted or exchanged in the transaction if the powers, preferences and rights of the preferred stock are not different in an adverse respect from those of the series A preferred stock. Similarly, any increase in the amount of authorized common stock, preference common stock or preferred stock, or any increase or decrease in the number of shares of any series of preference common stock or preferred stock or the authorization, creation and issuance of other classes or series of common stock or other stock, in each case ranking on a parity with or junior to the shares of series A preferred stock with respect to the payment of dividends and distributions upon dissolution, liquidation or winding up, shall not be deemed to adversely affect the powers, preferences or special rights of the series A preferred stock.

     Devon has the option to redeem the series A preferred stock on or after June 2, 2008, in whole or in part, at a redemption price of $100 per share, plus accrued and unpaid dividends to the redemption date. If full cumulative dividends for prior dividend periods of the series A preferred stock have not been paid or set apart for payment, then the series A preferred stock may not be redeemed in part and we may not purchase or acquire any shares of the series A preferred stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of series A preferred stock.

Special Voting Stock

     One share of special voting stock, par value $0.10 per share, is authorized for issuance by Devon and is outstanding. Except as otherwise required by law or Devon's certificate of incorporation, the special voting share possesses a number of votes equal to the number of outstanding exchangeable shares, from time to time, not owned by Devon or any entity controlled by Devon for all matters submitted to a vote of our stockholders. The holders of shares of common stock and the holder of the special voting share will vote together as a single class on all matters. In the event of a liquidation event, all outstanding exchangeable shares will automatically be exchanged for shares of Devon common stock, and the holder of the special voting share will not be entitled to receive any assets of Devon available for distribution to our stockholders. The holder of the special voting share is not entitled to receive dividends. However, the holders of the related exchangeable shares are entitled to receive dividends, which are the same as dividends declared on Devon's common stock. When the special voting share has no votes attached to it because there are no exchangeable shares outstanding not owned by Devon or an entity controlled by Devon, the special voting share will be canceled. Our wholly-owned subsidiary, Northstar Energy Corporation, has 3,989,255 exchangeable shares outstanding.

Anti-takeover and Other Provisions

     Rights Agreement. Under our rights agreement, holders of shares of common stock have one right for each share of common stock that they hold. The certificates representing outstanding shares of common stock also evidence one right for each share. Initially, the rights trade with the shares of common stock. Holders of exchangeable shares will receive one right with each share of common stock they receive upon exchange of their exchangeable shares. If events generally associated with an unsolicited takeover attempt of Devon or transactions involving a change of control occur, including an acquisition or a tender or exchange offer that would result in a bidder acquiring 15% or more of Devon's voting securities, the rights will be distributed, will become exercisable and will trade separately from the shares of common stock.

     The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire Devon in a manner that causes the rights to become exercisable. We believe, however, that the rights should not affect any prospective offeror willing to negotiate with the Devon board or interfere with any merger or other business combination approved by the Devon board. The Devon board may redeem the rights for $0.01 per right. The Devon board may amend the terms of the rights agreement without the consent of the Devon stockholders or the holders of the rights.

     Classified Board. Our Certificate of Incorporation and Bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Shareholders may only remove directors for cause. A staggered board makes it more difficult for shareholders to change the majority of directors.

                  DESCRIPTION OF UNDESIGNATED PREFERRED STOCK

     This summary of the undesignated preferred stock discusses terms and conditions that we expect will apply to all series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and any applicable certificate of designation that we may file because they, and not this description, define the rights of any holders of preferred stock. We have incorporated by reference our charter as an exhibit to the registration statement that includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the additional issuance of any series of preferred stock.

     We expect the prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus to include some or all of the following terms:

          .  the designation of the series of preferred stock;

          . the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

          . the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

          . the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

          . the redemption rights and price or prices, if any, for the shares of preferred stock;

          . the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

          . any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

          . any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

          . whether the shares of preferred stock will be convertible into shares of our common stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

          . whether we have elected to offer depositary shares with respect to the series of preferred stock;

          . any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

          .  any listing of the preferred stock on any securities exchange; and

          . the federal income tax considerations applicable to the preferred stock.

     Subject to our charter and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

                        DESCRIPTION OF DEBT SECURITIES

     The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that we may offer under this prospectus and the related trust indenture. We will issue the debt securities under an indenture between us and a trustee. The indenture will contain additional important terms and provisions and will be filed as an exhibit to the registration statement that includes this prospectus.

     This summary of the indenture and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

     The indenture will not limit the amount of debt securities we may issue under it, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. We may also issue debt securities pursuant to the indenture in transactions that are exempt from the registration requirements of securities laws. We will not consider those debt securities in determining the aggregate amount of securities issued under this prospectus.

     Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

     Principal and any premium and interest in respect to the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, we may pay interest by mailing checks to the registered holders of the debt securities at their registered addresses.

     We will describe special U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

     Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

General

     The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

          . the designation, aggregate principal amount and authorized denominations of the debt securities;

          .  the date or dates on which the debt securities will mature;

          . the percentage of the principal amount at which the debt securities will be issued;

          . the date on which the principal of the debt securities will be payable;

          . whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

          . whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

          . the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

          . if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

          . the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

          . the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

          . a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at holder's option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

          . information with respect to book-entry procedures relating to global debt securities;

          .  any sinking fund terms;

          . whether and under what circumstances we will pay "additional amounts," as defined in the indenture, on the debt securities to any holder who is a "United States alien," as defined in the indenture, in respect of any tax, assessment or governmental charge; the term "interest," as used in this prospectus, includes any additional amounts;

          . any events of default or covenants of Devon with respect to the debt securities of a certain series that are different from those described in this prospectus;

          . whether any sections of the indenture relating to defeasance and covenant addition to or other than those specified in the indenture shall be subject to covenant defeasance;

          . any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

          . any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities; and


          .  any other specific terms of the debt securities.

     We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

     If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

     Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

     Unless otherwise indicated in the applicable prospectus supplement, our obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Interest Rates and Discounts

     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe federal income tax consequences and special considerations that apply to any series in the applicable prospectus supplement.

Exchange, Registration and Transfer

     Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. We will not pay interest with respect to the registered security issued in exchange for that bearer security. We will pay that interest only to the holder of the coupon when due in accordance with the terms of the indenture. We will not issue bearer securities in exchange for registered securities.

     You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. If debt securities are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located in Europe in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption, we will not be required to:

          . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

          . register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

     Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, bearer securities in accordance with any applicable laws and regulations at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, and only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, we will make those payments at the office of our paying agent in New York, New York.

     Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

     Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in New York, New York, will be designated:

          . as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

          . as our paying agent in New York, New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

     We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

          . a paying agent in New York, New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

          . a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

     However, if the debt securities of that series are listed on the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

     All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

          .    by the applicable depositary to a nominee of the depositary;

          .    by any nominee to the depositary itself or another nominee; or

          . by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

     When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

     As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

          . will not be entitled to have any of the underlying debt securities registered in their names;

          . will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

          . will not be considered the owners or holders under the indenture relating to those debt securities.

     We will make payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

     We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

     For a description of the depositary arrangements for global securities held by The Depository Trust Company, also known as DTC, see "Book-Entry Securities."

Events of Default

     Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under the indenture with respect to the debt securities of any series issued under the indenture:

          . if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

          . if we fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

          . if we fail to perform or we breach any of our other covenants or warranties in the applicable indenture or in the debt securities of that series, other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series, and that breach of failure continues for 90 days after written notice as provided in the applicable indenture;

          . certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries; and

          . any other event of default provided with respect to the debt securities of that series.

     If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to certain events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization, the principal amount and accrued interest, or a lesser amount as provided for in the debt securities of that series, shall be immediately due and payable without any declaration or other act by the trustee or any holder.

     Within 90 days after the occurrence of any event of default under the indenture with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

     If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

     Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Discharge, Legal Defeasance and Covenant Defeasance

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

          .    have become due and payable;

          .    will become due and payable within one year; or

          .    are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

     Unless we specify otherwise in the applicable prospectus supplement, we may elect

          . to defease and be discharged from any and all obligations with respect to any debt securities, which we refer to as "legal defeasance;" or

          . with respect to any debt securities, to be released from our covenant obligations, as may be provided for under the indenture, which we refer to as "covenant defeasance."

     In the case of legal defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

          . to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

          .    to register the transfer or exchange of the debt securities;

          . to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

          . to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

     After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

     To elect either legal defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

     In addition, we can only elect legal defeasance or covenant defeasance if, among other things:

          . the applicable defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

          . no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of the trust and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of the establishment of the trust; and

          . we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred. The opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

     The indenture will deem a foreign currency to be any currency, currency unit or composite currency, including, without limitation, the ECU and the euro, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

     The indenture will define government obligations as securities that are not callable or redeemable at the option of the issuer or issuers and are:

          . direct obligations of the United States or a government or the governments in a confederation that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

          . obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or a government or governments in a confederation that issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments in a confederation.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

     Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, either:

          . the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

          . a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

then the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

          . in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

          . with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

     The indenture will define a "conversion event" as the cessation of use of:

          . a foreign currency other than the ECU and euro both by the government of the country or the confederation that issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

          . the ECU and euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

          . any currency unit or composite currency other than the ECU and euro for the purposes for which it was established.

     Unless otherwise provided in the applicable prospectus supplement, we will make all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance in U.S. dollars.

     If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and the government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting legal defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

     Under each indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

     The trustee and we may, without the consent of holders, modify or waive provisions of each indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act. The trustee and we may modify or waive certain provisions of each indenture with the consent of the holders of not less than a majority in total principal amount of the debt securities of each series issued under that indenture affected by the modification or waiver. However, the provisions of either indenture may not be waived or modified without the consent of the holder of each debt security affected thereby if the modification or waiver would:

          . change the stated maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any additional amounts with respect to, any debt security issued under that indenture;

          . reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under that indenture;

          . change the coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

          . if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

          . in the case of a subordinated debt security, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

          . in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security; or

          . impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

          . reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required under that indenture in order to take certain actions;

          . change any of our obligations to maintain an office or agency in the places and for the purposes required by that indenture; or

          .    modify any of the above provisions.

     The holders of at least a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

          .    a payment default with respect to debt securities of that series;
               or

          . a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Consolidation, Merger and Sale of Assets

     We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

          . any successor person assumes our obligations on the debt securities;

          . no event of default under the applicable indenture will have occurred and be continuing after giving effect to the transaction;

          . no event which, after notice or lapse of time or both, would become an event of default under the applicable indenture will have occurred and be continuing after giving effect to the transaction; and

          .    certain other conditions are met.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

     The following applies only in the event Devon Financing Trust II holds debt securities.

     To the extent that any action under any debt securities held by Devon Financing Trust II is entitled to be taken by the holders of at least a specified percentage of those debt securities, and unless otherwise specified in the applicable prospectus supplement, holders of the trust preferred securities issued by Devon Financing Trust II may take action if the action is not taken by the property trustee of Devon Financing Trust II. Notwithstanding the foregoing, if an event of default under those debt securities has occurred and is continuing and is attributable either to:

     . the failure of Devon to pay the principal of, or any premium or interest on, those debt securities on the due date; or

     . the failure by Devon to deliver the required securities or other rights upon an appropriate conversion or exchange right election, if any,

     . and an event of default has occurred and is continuing under the applicable trust agreement, a holder of the related trust preferred securities may institute a direct action.

     A "direct action" is a legal proceeding directly against Devon for enforcement of payment to the holder of trust preferred securities issued by Devon Financing Trust II of the principal of or any premium or interest on the debt securities held by that trust having a principal amount equal to the liquidation amount of those trust preferred securities held by that holder or for enforcement of any conversion or exchange rights, as the case may be. Devon may not amend an indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding that have an interest in the related debt securities. If the right to bring a direct action is removed, Devon Financing Trust II may become subject to the reporting obligations under the Securities Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Devon in connection with a direct action, Devon will remain obligated to pay the principal of, and any premium and interest on, the related debt securities, and Devon will be subrogated to the rights of the holders of those trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Devon to the holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related debt securities unless an event of default has occurred and is continuing under the applicable trust agreement. See "Description of Trust Preferred Securities -- Events of Default; Notice" below.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Devon Financing Trust II will issue under its trust agreement only one series of trust preferred securities, which will represent beneficial interests in Devon Financing Trust II. Devon Financing Trust II will qualify its trust agreement under the Trust Indenture Act. The trust agreement is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the trust agreement is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act.

     Devon Financing Trust II will describe the specific terms of the trust preferred securities it is offering in the applicable prospectus supplement, including:

     . the designation, number and purchase price of the trust preferred securities;

     . the annual distribution rate, or method of calculation of the distribution rate, for the trust preferred securities and, if applicable, any interest deferral provisions;

     . whether the distributions on the trust preferred securities will be cumulative and, if so, the dates from which and upon which distributions will accumulate and be payable and the record dates;

     . the liquidation amount per trust preferred security that will be paid out of the assets of Devon Financing Trust II to the holders upon voluntary or involuntary dissolution, winding-up and liquidation;

     . the obligation or right, if any, of Devon Financing Trust II to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, it will or may purchase or redeem, in whole or in part, the trust preferred securities pursuant to its obligation or right to purchase or redeem;

     . the terms and conditions, if any, upon which the trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of the securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which the conversion or exchange may be effected;

     . the obligation or right, if any, of Devon, Devon Financing Trust II or any other party to liquidate Devon Financing Trust II and any terms and conditions of such liquidation;

     .    the voting rights, if any, of the holders;

     . if applicable, any securities exchange upon which the trust preferred securities will be listed;

     . if applicable, a description of any remarketing, auction or other similar arrangements;

     . whether the trust preferred securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     . any other rights, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement or with applicable law, which may differ from those described herein.

     Devon Financing Trust II will also describe certain material United States federal income tax considerations applicable to any offering of trust preferred securities in the applicable prospectus supplement.

     If indicated in the applicable prospectus supplement, the terms of Devon Financing Trust II may differ from the terms summarized below.

General

     The trust preferred securities of Devon Financing Trust II will rank equally, and Devon Financing Trust II will make payments on the trust preferred securities proportionately with the trust common securities of Devon Financing Trust II except as described under "-- Subordination of Trust Common Securities." Devon Financing Trust II will use the proceeds from the sale of trust preferred securities and trust common securities to purchase a total principal amount of debt securities of Devon equal to the total liquidation amount of such trust preferred securities and trust common securities. The property trustee of Devon Financing Trust II will hold legal title to the debt securities for the benefit of the holders of the related trust securities. In addition, Devon will execute a guarantee for the benefit of the holders of the related trust preferred securities. The guarantees will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of Devon Financing Trust II when the trust does not have funds legally available for payment. See "Description of Trust Preferred Securities Guarantees."

     The revenue of Devon Financing Trust II available for distribution to holders of its trust preferred securities will be limited to payments under the related debt securities that Devon Financing Trust II purchased with the proceeds from the sale of its trust securities. If Devon fails to make a required payment in respect of those debt securities, Devon Financing Trust II will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.

Subordination of Trust Common Securities

     Devon Financing Trust II will pay distributions on, and the applicable redemption price of, the trust securities it issues equally among its trust preferred securities and its trust common securities based on their respective liquidation amounts; provided, however, if on any distribution date or redemption date an event of default under the debt securities held by Devon Financing Trust II has occurred and is continuing, Devon Financing Trust II will not pay any distribution on, or applicable redemption price of, any of its trust common securities, and will not make any other payment on account of the redemption, liquidation or other acquisition of the trust common securities, unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of Devon Financing Trust II for all distribution periods terminating on or before the redemption, liquidation or other acquisition, or in the case of payment of the applicable redemption price, the full amount of the redemption price, will have been made or provided for. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or the applicable redemption price of, the trust preferred securities issued by Devon Financing Trust II then due and payable.

     Until any event of default under the trust agreement for Devon Financing Trust II has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities of Devon Financing Trust II and not on behalf of Devon as the direct or indirect trust common securities owner, and only the holders of the trust preferred securities issued by Devon Financing Trust II will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

     The occurrence of an event of default under the debt securities held by Devon Financing Trust II will constitute an event of default under the trust agreement for Devon Financing Trust II. Within 90 business days after the occurrence of an event of default actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the trust preferred securities of Devon Financing Trust II, the administrative trustees and Devon, as sponsor, unless the event of default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Devon, see "Description Of Debt Securities -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

Removal of Trustees

     Unless an event of default under the debt securities held by Devon Financing Trust II has occurred and is continuing, Devon, as the direct or indirect owner of trust common securities of Devon Financing Trust II, may remove the property trustee, the Delaware trustee and the administrative trustees at any time. If an event of default under the debt securities held by Devon Financing Trust II has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities of Devon Financing Trust II may remove and replace the property trustee and the Delaware trustee for Devon Financing Trust II at such time. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Devon as the direct or indirect trust common securities owner. No resignation or removal of a trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Merger or Consolidation of Property or Delaware Trustees

     Any corporation or other person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any corporation or other person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee will be a party, or any corporation succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of the property trustee or the Delaware trustee under the trust agreement, provided that the corporation or other person will be otherwise qualified and eligible.

Mergers, Conversions, Consolidations, Amalgamations or Replacements of Devon Financing Trust II

     Devon Financing Trust II may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets in their entirety or substantially in their entirety to any corporation or other person, except as described below or as otherwise described in the applicable prospectus supplement. Devon Financing Trust II may, at the request of Devon, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets in their entirety or substantially in their entirety to a trust organized as such under the laws of any state of the United States; provided, that:

     .    the successor entity either:

          . expressly assumes all of the obligations of Devon Financing Trust II with respect to the trust securities of Devon Financing Trust II, or

          . substitutes for the trust securities of Devon Financing Trust II other securities having substantially the same terms as those trust securities, so long as the successor securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     . Devon expressly appoints a trustee of the successor entity possessing substantially the same powers and duties as the property trustee with respect to the debt securities held by Devon Financing Trust II;

     . the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of Devon Financing Trust II are then listed, if any;

     . the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of Devon Financing Trust II or the debt securities held by Devon Financing Trust II to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     . the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of Devon Financing Trust II in any material respect, other than any dilution of the holders' interests in the new entity;

     . the successor entity has a purpose substantially identical to that of Devon Financing Trust II;

     . prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Devon has received an opinion from independent counsel to Devon Financing Trust II experienced in these matters to the effect that:

          . the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of Devon Financing Trust II in any material respect, other than any dilution of the holders' interests in the new entity,

          . following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Devon Financing Trust II nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

          . following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Devon Financing Trust II or the successor entity, as the case may be, will continue to be classified a grantor trust for United States federal income tax purposes;

     . Devon or any permitted successor or assignee directly or indirectly owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee; and

     . the property trustee has received our officer's certificate and an opinion of counsel, each to the effect that all conditions precedent to the transaction as set forth in the trust agreement have been satisfied.

Voting Rights; Amendment of Trust Agreement

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of Devon Financing Trust II" and "Description of Trust Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the trust agreement or specified in the applicable prospectus supplement, the holders of trust preferred securities will have no voting rights.

     Devon, the property trustee, the Delaware trustee and the administrative trustees may amend from time to time the trust agreement for Devon Financing Trust II, without the consent of the holders of the trust securities of Devon Financing Trust II,

     . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision;

     .    to add to the covenants, restrictions or obligations of the sponsor;
          or

     . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure Devon Financing Trust II will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure Devon Financing Trust II will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case above, the modification will not adversely affect in any material respect the interests of the holders of the trust securities issued by Devon Financing Trust II.

     Without the consent of each holder of trust securities issued by Devon Financing Trust II, the trust agreement for Devon Financing Trust II may not be amended to:

     . change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     .    change its purpose;

     .    authorize the issuance of any additional beneficial interests;

     .    change the conversion, exchange or redemption provisions, if any;

     . change the conditions precedent for Devon to elect to dissolve Devon Financing Trust II and distribute the debt securities held by Devon Financing Trust II to the holders of the trust securities, if applicable;

     . change the liquidation, distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of Devon Financing Trust II;

     .    affect the limited liability of any holder of its trust securities; or

     . restrict the right of a holder of its trust securities to institute suit for the enforcement of any required payment on or, if applicable, after the due date therefor or for the conversion or exchange of the trust securities in accordance with their terms.

     So long as the property trustee holds any debt securities for Devon Financing Trust II, the property trustee, the Delaware trustee and the administrative trustees for Devon Financing Trust II will not:

     . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the property trustee, with respect to those debt securities;

     .    waive certain past defaults under the applicable indenture;

     . exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of those debt securities; or

     . consent to any amendment, modification or termination of the applicable indenture or that debt securities, where consent is required;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of Devon Financing Trust II; provided, however, where a consent under the applicable indenture would require the consent of each holder of those debt securities affected thereby, the property trustee will not consent without the prior approval of each holder of the trust preferred securities issued by Devon Financing Trust II. The property trustee, the Delaware trustee and the administrative trustees may not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the applicable debt securities. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the property trustee, the Delaware trustee and the administrative trustees will obtain an opinion of counsel experienced in these matters to the effect Devon Financing Trust II will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

     Holders of trust preferred securities may give any required approval at a meeting of the holders convened for this purpose or by written consent without prior notice. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Devon or any affiliate of Devon will, for purposes of this vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

     If specified in the applicable prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, DTC, or other depositary identified in the prospectus supplement, or a nominee of DTC or other depositary, in each case for credit to an account of a participant in DTC or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, DTC will be the depositary and the depositary arrangements described with respect to the debt securities and the indenture will apply to such trust preferred securities and the indenture to the trust agreement as well. See "Description of Debt Securities -- Global Securities" and "Book-Entry Securities."

Payment and Paying Agent

     Devon Financing Trust II will make payments in respect of any global certificate representing trust preferred securities to Cede & Co., as nominee of DTC or other applicable depositary or its nominee, which will credit the relevant accounts at DTC or other depositary on the applicable payment dates. Devon Financing Trust II will make payments in respect of trust preferred securities in certificated form by check mailed to the address of the holder entitled thereto as the address will appear on the register.

     The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Devon. The paying agent will be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Devon. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and Devon, to act as paying agent.

Registrar and Transfer Agent

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of Devon Financing Trust II, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Devon Financing Trust II will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

Information Concerning the Property Trustee

     The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties that are specifically set forth in the trust agreement and, during the continuance of an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under the trust agreement to vote, then the property trustee will take the action as is directed by Devon and if not so directed, will take the action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

     The administrative trustees are authorized and directed to conduct the affairs of and to operate Devon Financing Trust II in such a way that:

     . Devon Financing Trust II will not be deemed to be an investment company required to be registered under the Investment Company Act;

     . Devon Financing Trust II will be classified as a grantor trust for United States federal income tax purposes; and

     . the debt securities held by Devon Financing Trust II will be treated as indebtedness of Devon for United States federal income tax purposes.

     Devon and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of Devon Financing Trust II or its trust agreement that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     Devon Financing Trust II may not borrow money, issue debt, execute mortgages or pledge any of its assets.

             DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

     Devon will execute and deliver a guarantee concurrently with the issuance by Devon Financing Trust II of its trust preferred securities for the benefit of the holders, from time to time, of those trust preferred securities. That guarantee will be held for those holders by a guarantee trustee. Devon will qualify each of the guarantees as an indenture under the Trust Indenture Act. The guarantees will be subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each guarantee, including the definitions of terms and those made a part of each guarantee by the Trust Indenture Act. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

General

     Devon will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Devon Financing Trust II may have or assert. The following payments constitute guarantee payments with respect to trust preferred securities and, to the extent not paid by or on behalf of Devon Financing Trust II, will be subject to the guarantee:

     . any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that Devon Financing Trust II has funds legally available therefor at such time;

     . the redemption price and all accrued and unpaid distributions to the date of redemption with respect to the trust preferred securities called for redemption, to the extent that Devon Financing Trust II has funds legally available therefor at such time; or

     . upon a voluntary or involuntary dissolution and liquidation of Devon Financing Trust II, other than in connection with the distribution of the debt securities to holders of its trust preferred securities or the redemption, conversion or exchange of its trust preferred securities, if applicable, the lesser of:

          . the amounts due upon the dissolution and liquidation of Devon Financing Trust II, to the extent that it has funds legally available therefor at the time, and

          . the amount of assets of Devon Financing Trust II remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to its creditors as required by applicable law.

     Devon's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Devon to the holders of trust preferred securities entitled to those payments or by causing Devon Financing Trust II to pay those amounts to the holders.

     If the trust preferred securities are exchangeable or convertible into other securities, Devon will also irrevocably agree to cause Devon Financing Trust II to deliver to holders of the trust preferred securities those other securities in accordance with the applicable exchange or conversion provisions.

     Devon will, through the guarantee, the applicable trust agreement, the related debt securities and the applicable indenture, taken together, fully, irrevocably and unconditionally guarantee all of Devon Financing Trust II's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Devon Financing Trust II's obligations under its trust preferred securities.

Ranking

     Unless otherwise specified in the applicable prospectus supplement, each guarantee will constitute an unsecured obligation of Devon and will rank equal to the debt securities held by Devon Financing Trust II. Devon Financing Trust II's trust agreement will provide that each holder of trust preferred securities by acceptance of the trust preferred securities agrees to the terms of the related guarantee, including any subordination provisions.

     The guarantees will not limit the amount of secured or unsecured debt, including indebtedness under the indentures, that may be incurred by Devon or any of its subsidiaries.

Guarantee of Payment

     Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Devon to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. A guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by Devon Financing Trust II or upon distribution of the debt securities held by Devon Financing Trust II to the holders of the its trust preferred securities.

Amendments and Assignment

     Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no approval will be required, a guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities covered by that guarantee. The manner of obtaining any approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of Devon and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

Events of Default

     An event of default under a guarantee will occur upon the failure of Devon to perform any of its payment or other obligations under that guarantee, provided that, except with respect to a default in respect of any guarantee payment, Devon has received notice of the default and has not cured the default within 90 days of receipt of a notice of default. The holders of a majority in liquidation amount of the trust preferred securities covered by a guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee.

     If the guarantee trustee fails to enforce a guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Devon to enforce its rights under that guarantee without first instituting a legal proceeding against the applicable Devon Financing Trust II, the guarantee trustee or any other person or entity.

Termination

     A guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the trust preferred securities, upon full payment of all amounts due upon the dissolution and liquidation of Devon Financing Trust II or upon the conversion or exchange of all trust preferred securities, in each case, if applicable, whether upon distribution of the applicable debt securities to the holders of the trust preferred securities or otherwise. A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the related guarantee.

Governing Law

     The guarantees will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Guarantee Trustee

     The guarantee trustee, other than during the occurrence and continuance of a default by Devon in performance of a guarantee, will undertake to perform only the duties that are specifically set forth in that guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Rights upon Dissolution

     Unless the debt securities held by Devon Financing Trust II are distributed to holders of the trust preferred securities, upon any voluntary or involuntary dissolution and liquidation of Devon Financing Trust II, after satisfaction of the liabilities of its creditors as required by applicable law, the holders of those trust securities will be entitled to receive, out of assets held by Devon Financing Trust II, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of Devon, the property trustee, as holder of the debt securities, would be a creditor of Devon.

               DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS

     We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from Devon, and Devon to sell to the holders, or for Devon to issue in exchange for other securities, a specified number of shares of common stock or preferred stock at a future date or dates or on the occurrence of certain events. The price or exchange rate per share of common stock or preferred stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as "stock purchase units," consisting of a stock purchase contract and the following:

     -  senior debt securities or subordinated debt securities of Devon;

     -  debt obligations of third parties, including U.S. Treasury securities;

     -  trust preferred securities of Devon Financing Trust II; or

     -  any combination of the foregoing.

     The stock purchase contracts may require Devon to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances Devon may deliver newly issued prepaid stock purchase contracts, which are referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                             BOOK-ENTRY SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

     No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

     DTC has informed us that it is:

          . a limited-purpose trust company organized under New York banking laws;

          . a "banking organization" within the meaning of the New York banking laws;

          .    a member of the Federal Reserve System;

          . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

          .    a "clearing agency" registered under the Securities Exchange Act.

     DTC has also informed us that it was created to:

          .    hold securities for "participants;" and

          . facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

     Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC's participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

     Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

     Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

     DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

     According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

          . DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

          . we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

     Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

     If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

     Except as described above:

          . a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

          . DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

     None of Devon, the trustees, any registrar and transfer agent or any depository, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                             PLAN OF DISTRIBUTION

     We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the American Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

     Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The Trustee

     We may appoint a separate trustee for any series of debt securities. In the description of series of debt securities, the term "trustee" refers to the trustee appointed with respect to such series of debt securities. The trustee is a depository for funds and performs other services for, and may transact other banking business with, Devon and its subsidiaries in the normal course of business.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Devon or Devon Financing Trust II is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

     Devon. Article VIII of Devon's Restated Certificate of Incorporation contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. The DGCL and Devon's Restated Certificate of Incorporation provide that such provision does not eliminate or limit liability,

          . for any breach of the director's duty of loyalty to Devon or its stockholders;

          . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          . for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL; or

          . for any transaction from which the director derived an improper benefit.

     Section 145 of the DGCL permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of Devon's Restated Certificate of Incorporation provides for such indemnification.

     Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Devon would have the power to indemnify such persons against such liabilities under the provisions of such sections. We have purchased such insurance.

     Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Article XIII of Devon's by-laws contains provisions regarding indemnification which parallel those described above.

     The amended and restated merger agreement dated May 19, 1999 between Devon and PennzEnergy provides that for seven years after the effective time of the merger, Devon will indemnify and hold harmless each person who was a director or officer of Devon or PennzEnergy prior to the effective time from their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law

     The merger agreement dated May 25, 2000, as amended, between Devon and Santa Fe Snyder provides that for six years after the effective time of the merger, Devon will indemnify and hold harmless each person who was a director or officer of Santa Fe Snyder prior to the effective time from their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law.

     Devon Financing Trust II. The trust agreement will provide for full indemnification of any trustee, affiliate of any administrative trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of the trust or its affiliates (each an "Indemnified Person") by Devon in connection with any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the trust agreement or by law. The trust agreement will further provide that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding, shall from time to time, be advanced by Devon prior to the filing and disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the trust agreement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Devon or Devon Financing Trust II pursuant to the foregoing provisions, Devon and Devon Financing Trust II have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities will be passed upon for us by McAfee & Taft A Professional Corporation and for any underwriter by legal counsel named in the prospectus supplement.

                                    EXPERTS

     The supplemental consolidated financial statements of Devon as of December 31, 1999, and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP, as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 is based in part in reliance upon the reports of Deloitte & Touche LLP, chartered accountants, and PricewaterhouseCoopers LLP, independent accountants, incorporated by reference in this document, and upon the authority of said firms, as experts in accounting and auditing.

     The audited consolidated financial statements of PennzEnergy and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Certain information with respect to Devon's and PennzEnergy's oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd., Ryder Scott Company, L.P., AMH Group Ltd., Paddock Lindstrom & Associates, Ltd. and John P. Hunter & Associates, Ltd., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

     Certain information with respect to the oil and gas reserves of Santa Fe Snyder derived from the report of Ryder Scott Company, L.P., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to matters covered by such report and in giving such report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.

     This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Devon.

          (a) Items 1 through 5 and 9 through 14 of our Annual Report on Form 10-K for the year ended December 31, 1999.

          (b) Our Current Reports on Form 8-K filed January 27, 2000 May 26, 2000, June 5, 2000, June 21, 2000, June 22, 2000, July 12, 2000,
               July 27, 2000, August 29, 2000, September 12, 2000, September 13, 2000, September 19, 2000, October 26, 2000 and November 13, 2000 and Current Reports on Form 8-K/A filed August 1, 2000 and September 22, 2000.

          (c) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

          (d) The description of our Common Stock set forth in Exhibit 4.9 to our Form 8-K, dated August 18, 1999, including any amendment or report filed for the purposes of updating such description.

          (e)  Our Proxy Statement on Schedule 14A filed April 13, 2000.

          (f) Part I of Santa Fe Snyder's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 001-07667).

          (g) Santa Fe Snyder's Current Reports on Form 8-K filed on May 30, 2000 and September 13, 2000 (File No. 001-07667).

          (h) Santa Fe Snyder's Proxy Statement on Schedule 14A filed March 22, 2000 (File No. 001-07667).

          (i) PennzEnergy's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-05591).

          (j) PennzEnergy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 (File No. 001-05591).

     We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the completion of the offering.

     We will provide documents incorporated by reference in this prospectus without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing, by e-mail or by telephone from us at the following address:

     Devon Energy Corporation, 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260 Attention: Assistant Corporate Secretary, Telephone:
     (405) 235-3611, janice.dobbs@dvn.com

     You can also get more information by visiting our web site at "http://www.devonenergy.com." Web site materials are not part of this prospectus.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document and in the documents incorporated by reference into this document, which are subject to risks and uncertainties, including those discussed under the caption "Risk Factors." These statements are based on the beliefs and assumptions of our management and on the information currently available to them.

     Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and gas reserves may be profitably exploited in the future. When used or referred to in this document, these forward-looking statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur.

     Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document.

                                 $ 447,261,200


                                    [LOGO]
                              ENERGY CORPORATION


                                    [LOGO]
                              FINANCING TRUST II

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of estimated expenses incurred in connection with the securities being registered hereby. Devon will pay for the fees and expenses of the offering of the securities offered hereby.

SEC Registration Fee                                             $ 118,077
Legal Fees and Expenses                                            100,000
Printing and Engraving Expenses                                    100,000
Accounting Fees and Expenses                                        40,000
Trustees Fees and Expenses                                          14,000
Blue Sky                                                                --

Miscellaneous                                                       40,000
                                                                 ---------

Total                                                            $ 412,077


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Registrant or Devon Financing Trust II is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

     Article VIII of the Restated Certificate of Incorporation of Registrant contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. The DGCL and the Restated Certificate of Incorporation of the Registrant provide that such provision does not eliminate or limit liability,

          . for any breach of the director's duty of loyalty to Registrant or its stockholders;
          . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
          .    for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL; or
          .    for any transaction from which the director derived an improper benefit.

     Section 145 of the DGCL permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of the Registrant's Restated Certificate of Incorporation provides for such indemnification.

     Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Registrant would have the power to indemnify such persons against such liabilities under the provisions of such sections. We have purchased such insurance.

     Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Article XIII of the by-laws of Registrant contains provisions regarding indemnification which parallel those described above.

     The amended and restated merger agreement dated May 19, 1999 between Registrant and PennzEnergy Company, a Delaware corporation ("PennzEnergy"), provides that for seven years after the effective time of the merger, Registrant will indemnify and hold harmless each person who was a director or officer of Registrant or PennzEnergy prior to the effective time from their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law

     The merger agreement dated May 25, 2000, as amended, between Registrant and Santa Fe Snyder Corporation ("Santa Fe Snyder"), provides that for six years after the effective time of the merger, Registrant will indemnify and hold harmless each person who was a director or officer of Santa Fe Snyder prior to the effective time from their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law.

     The Devon Financing Trust II trust agreement will provide for full indemnification of any trustee, affiliate of any administrative trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of the trust or its affiliates (each an "Indemnified Person") by Devon in connection with any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the trust agreement or by law. The trust agreement will further provide that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding, shall from time to time, be advanced by Devon prior to the filing and disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the trust agreement.

     Reference is made to the form of underwriting agreement to be incorporated by reference in this registration statement for a description of the indemnification arrangements Devon and Devon Financing Trust II agree to in connection with offerings of securities registered by this registration statement.

ITEM 16.  EXHIBITS

Exhibit No.      Document
-----------      --------
1.1              Form of Underwriting Agreement.*
4.1              Registrant's Restated Certificate of Incorporation
                 (incorporated by reference to Exhibit 3 to Registrant's Form 8-
                 K filed on August 18, 1999, File No. 000-30176).
4.2              Registrant's Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to Registrant's Form S-4 filed on June 22, 2000, File No. 333-39908).
4.3              Form of Common Stock Certificate (incorporated by reference to
                 Exhibit 4.1 to Registrant's Form 8-K, filed on August 18,
                 1999, File No. 000-30176).
4.4              Description of Capital Stock of Devon Energy Corporation
                 (incorporated by reference to Exhibit 4.9 to Registrant's Form
                 8-K filed on August 18, 1999, File No. 000-30176).
4.5              Corrected Certificate of Trust of Devon Financing Trust II.
4.6              Restated Declaration of Trust of Devon Financing Trust II.
4.7              Amendment to Rights Agreement dated as of May 25, 2000 between
                 Registrant and Fleet National Bank (f/k/a BankBoston, N.A.)
                 (incorporated by reference to Exhibit 4.2 to Registrant's Form
                 S-4 filed on June 22, 2000, File No. 333-39908).
4.8              Rights Agreement dated as of August 17, 1999 between
                 Registrant and BankBoston, N.A. (incorporated by reference to Exhibit 4.2 to Registrant's Form 8-K filed on August 18,
                 1999).

4.9              Form of Indenture relating to debt securities.*
4.10 Form of Indenture relating to subordinated debentures issued in connection with the Trust Preferred Securities.*
4.11 Each form of preferred securities certificate designation will be filed as an exhibit to a current report of Devon and incorporated in this Registration Statement by reference.*
4.12 Form of Trust Preferred Securities Guaranty Agreement for Devon Financing Trust II.*
4.13 Form of Amended and Restated Declaration of Trust of Devon Financing Trust II.*
4.14             Form of Trust Preferred Securities Certificate.*
5.1              Opinion of McAfee & Taft A Professional Corporation.*
8.1              Tax Opinions.*
12.1 Statements of computation of ratios of earnings to combined fixed charges and preferred stock dividends.*
23.1             Consent of LaRoche Petroleum Consultants, Ltd.
23.2             Consent of AMH Group, Ltd.
23.3             Consent of Paddock Lindstrom & Associates Ltd.
23.4             Consent of KPMG LLP.
23.5             Consent of Ryder Scott Company, L.P.
23.6             Consent of Deloitte & Touche LLP.
23.7             Consent of PricewaterhouseCoopers LLP.
23.8             Consent of Ryder Scott Company, L.P.
23.9             Consent of Arthur Andersen LLP.
23.10            Consent of John P. Hunter & Associates, Ltd.
23.11 Consent of McAfee & Taft A Professional Corporation (contained in opinion in Exhibit 5.1).*
23.12 Consent of attorneys issuing tax opinions (contained in opinions in Exhibit 8.1).
24.1 Power of Attorney (included in signature page of the Registration Statement).
25.1             Form T-1 Statement of Eligibility of Trustee under Indenture.
25.2 Form T-1 Statement of Eligibility of Trustee under the Guarantee of Trust Preferred Securities of Devon Financing Trust II.
25.3 Form T-1 Statement of Eligibility of Trustee under the Trust Preferred Securities.

* To be filed by amendment to this registration statement or as an exhibit to a current report of Devon and incorporated in this registration statement by reference.

ITEM 17.  UNDERTAKINGS

     1.   The undersigned Registrants hereby undertake:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement; and

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Devon's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of that Registrant in the successful defense of any action, suit or proceeding) is asserted against a Registrant by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Devon Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on November 15, 2000.

                                DEVON ENERGY CORPORATION


                              By: /s/ J. Larry Nichols
                                 -----------------------------------------------
                                 J. Larry Nichols, President and Chief Executive Officer

     The undersigned directors and officers of Devon Energy Corporation do hereby constitute and appoint J. Larry Nichols, Marian J. Moon and H. Allen Turner, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this registration statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated on November 15, 2000.

           Signature                                            Title
/s/ J. Larry Nichols
-------------------------------
J. Larry Nichols                        Chairman of the Board, President, and Chief Executive
                                        Officer

/s/ James L. Payne
-------------------------------
James L. Payne                          Vice Chairman of the Board

/s/ William T. Vaughn
-------------------------------
William T. Vaughn                       Senior Vice President - Finance

/s/ Danny J. Heatly
-------------------------------
Danny J. Heatly                         Vice President - Accounting

/s/ Thomas F. Ferguson
-------------------------------
Thomas F. Ferguson                      Director

/s/ David M. Gavrin
-------------------------------
David M. Gavrin                         Director

/s/ Michael E. Gellert
-------------------------------
Michael E. Gellert                      Director

/s/ William E. Greehey
-------------------------------
William E. Greehey                      Director

/s/ John A. Hill
-------------------------------
John A. Hill                            Director

/s/ William J. Johnson
-------------------------------
William J. Johnson                      Director

/s/ Michael M. Kanovsky
-------------------------------
Michael M. Kanovsky                     Director

/s/ Melvyn N. Klein
-------------------
-------------------------------
Melvyn N. Klein                         Director

/s/ Robert A. Mosbacher, Jr.
-------------------------------
Robert A. Mosbacher, Jr.                Director

/s/ Robert B. Weaver
-------------------------------
Robert B. Weaver                        Director

     Pursuant to the requirements of the Securities Act of 1933, Devon Financing Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 15, 2000.

                                    DEVON FINANCING TRUST II



                                  By: /s/ J. M. Lacey
                                     -----------------------------------------
                                     J. M. Lacey, Trustee


                                  By: /s/ Darryl G. Smette
                                     -----------------------------------------
                                     Darryl G. Smette, Trustee



                                  By: /s/ William T. Vaughn
                                     -----------------------------------------
                                     William T. Vaughn, Trustee

Index to Exhibits
-----------------

Exhibit No.    Document
-----------    --------

1.1            Form of Underwriting Agreement.
4.1            Registrant's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 to Registrant's Form 8-K filed on
               August 18, 1999, File No. 000-30176).
4.2            Registrant's Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to Registrant's Form S-4 filed on June
               22, 2000, File No. 333-39908).
4.3            Form of Common Stock Certificate (incorporated by reference to
               Exhibit 4.1 to Registrant's Form 8-K, filed on August 18, 1999,
               File No. 000-30176).
4.4            Description of Capital Stock of Devon Energy Corporation
               (incorporated by reference to Exhibit 4.9 to Registrant's Form 8-
               K filed on August 18, 1999, File No. 000-30176).
4.5*           Corrected Certificate of Trust of Devon Financing Trust II.
4.6*           Restated Declaration of Trust of Devon Financing Trust II.
4.7            Amendment to Rights Agreement dated as of May 25, 2000 between
               Registrant and Fleet National Bank (f/k/a BankBoston, N.A.)
               (incorporated by reference to Exhibit 4.2 to Registrant's Form S-
               4 filed on June 22, 2000, File No. 333-39908).
4.8            Rights Agreement dated as of August 17, 1999 between Registrant and BankBoston, N.A. (incorporated by reference to Exhibit 4.2 to
               Registrant's Form 8-K filed on August 18, 1999).
4.9            Form of Indenture relating to debt securities.
4.10           Form of Indenture relating to subordinated debentures issued in connection with the Trust Preferred Securities.
4.11           Each form of preferred securities certificate designation will be filed as an exhibit to a current report of Devon and incorporated in this Registration Statement by reference.
4.12           Form of Trust Preferred Securities Guaranty Agreement for Devon
               Financing Trust II.
4.13           Form of Amended and Restated Declaration of Trust of Devon
               Financing Trust II.
4.14           Form of Trust Preferred Securities Certificate.
5.1            Opinion of McAfee & Taft A Professional Corporation.
8.1            Tax Opinions.
12.1           Statements of computation of ratios of earnings to combined fixed charges and preferred stock dividends.
23.1*          Consent of LaRoche Petroleum Consultants, Ltd.
23.2*          Consent of AMH Group, Ltd.
23.3*          Consent of Paddock Lindstrom & Associates Ltd.
23.4*          Consent of KPMG LLP.
23.5*          Consent of Ryder Scott Company, L.P.
23.6*          Consent of Deloitte & Touche LLP.
23.7*          Consent of PricewaterhouseCoopers LLP.
23.8*          Consent of Ryder Scott Company, L.P.
23.9*          Consent of Arthur Andersen LLP.
23.10*         Consent of John P. Hunter & Associates, Ltd.
23.11          Consent of McAfee & Taft A Professional Corporation (contained in opinion in Exhibit 5.1).
23.12          Consent of Attorneys issuing tax opinions (contained in opinions in Exhibit 8.1).
24.1*          Power of Attorney (included in signature page of the Registration
               Statement).
25.1*          Form T-1 Statement of Eligibility of Trustee under Indenture.
25.2*          Form T-1 Statement of Eligibility of Trustee under the Guarantee of Trust Preferred Securities of Devon Financing Trust II.
25.3*          Form T-1 Statement of Eligibility of Trustee under the Trust
               Preferred Securities.

_______________
*Filed herewith.